Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 24, 2010, with respect to the consolidated financial statements and schedule  included in the Annual Report of Lannett Company, Inc. and Subsidiaries on Form 10-K for the fiscal year ended June 30, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of Lannett Company, Inc. and Subsidiaries on Forms S-3 (File No. 333-115746, effective May 21, 2004, and File No. 333-162318, effective October 2, 2009) and on Forms S-8 (File No. 333-103235, effective February 14, 2003, File No. 333-103236, effective February 14, 2003, and File No. 33-147410, effective November 15, 2007).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
September 24, 2010